Exhibit 1

FORM OF
UNDERWRITING AGREEMENT

March 12, 2003

ELI LILLY AND COMPANY
Lilly Corporate Center
Indianapolis, Indiana 46285

Dear Sirs:

     The undersigned (the “Underwriters”) and Goldman Sachs & Co. (in its individual capacity) understand that Eli Lilly and Company, an Indiana corporation (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of 2.90% Notes due 2008 (the “2008 Notes”) and $200,000,000 aggregate principal amount of 4.50% Notes due 2018 (the “2018 Notes” and, together with the 2008 Notes, the “Notes”).

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, (i) the principal amount of the 2008 Notes set forth below opposite their names at a purchase price of 99.572% of the principal amount thereof and (ii) the principal amount of the 2018 Notes set forth below opposite their names at a purchase price of 99.130% of the principal amount thereof, plus in the case of each of (i) and (ii) accrued interest from March 17, 2003 to the date of payment of the First Payment (as defined below) and delivery of the Notes:

	Principal Amount	Principal Amount
Name	of 2008 Notes	of 2018 Notes

Goldman, Sachs & Co.	$90,000,000	$60,000,000
Credit Suisse First Boston LLC	75,000,000	50,000,000
UBS Warburg LLC	75,000,000	50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	60,000,000	40,000,000

Total	$300,000,000	$200,000,000

     The Underwriters will not be obligated to purchase and pay for either the 2008 Notes or the 2018 Notes unless the conditions to purchase both the 2008 Notes and the conditions to purchase the 2018 Notes are satisfied. Among other things, such conditions shall include the condition that the Escrow Agreement referred to below shall have been executed and delivered by each of the parties thereto and the amounts required to be deposited thereunder shall have been deposited.

     The purchase price with respect to $17,640,000 principal amount of the 2008 Notes and $200,000,000 principal amount of the 2018 Notes (plus accrued interest, if any, on such Notes and the balance of the Notes as provided below) (the “First Payment”) will be paid by the Underwriters in cash in Federal (same day) funds, upon delivery by the Company of $300,000,000 principal amount of the 2008 Notes and $200,000,000 principal amount of the 2018 Notes, at the offices of Davis, Polk & Wardwell at 10:00 A.M. (New York time) on March 17, 2003 or at such other time, not later than 5:00 P.M. (New York time) on March 24, 2003, as shall be agreed upon by the Underwriters and the Company. The time and date of such payment and delivery are hereinafter referred to as the “First Closing Date”. The First Payment shall include accrued interest, if any, on the entire $500,000,000 principal amount of the Notes from March 17, 2003 to the date of payment of the First Payment and delivery of Notes as provided above.

     The purchase price with respect to $282,360,000 principal amount of the 2008 Notes (excluding any accrued interest thereon) (the “Second Payment”) will be paid by the Underwriters by delivering $250,000,000 principal amount of the Company’s outstanding Money Market Puttable Reset Securities PURS due March 22, 2021 (the “Money Market PURS”) to or upon the order of the Company, upon delivery of the Money Market PURS by Goldman, Sachs & Co. to or upon the order of the Underwriters, on March 24, 2003 or on such later date as may be agreed upon by the Underwriters, Goldman, Sachs & Co. and the Company; provided that if the Underwriters do not purchase the Money Market PURS pursuant to the second succeeding paragraph, the Second Payment shall be made by the distribution of the Escrow Property (as such term is defined in the Escrow Agreement) in accordance with paragraph 2 of Annex A to the Escrow Agreement. The date of such deliveries is hereinafter referred to as the “Second Closing Date”. Notwithstanding the fact that the Second Payment is not due until the Second Closing Date, the Company shall deliver the entire $500,000,000 principal amount of the Notes to the Underwriters as provided above on the First Closing Date.

     In order to facilitate the Second Payment, upon delivery of the entire $500,000,000 principal amount of the Notes by the Company on the First Closing Date, (i) the Underwriters, Goldman, Sachs & Co. and the Company will enter into an escrow agreement substantially in the form attached as Annex A hereto (the “Escrow Agreement”) with one another and with the financial institution named therein (or with another institution acceptable to the parties) (the “Escrow Agent”) and (ii) the Underwriters will pay $281,151,499 in cash in Federal (same day) funds to the Escrow Agent to be held and applied by such agent as provided in the Escrow Agreement.

     The Underwriters hereby agree, severally and not jointly, to purchase from Goldman, Sachs & Co., and Goldman, Sachs & Co. hereby agrees to sell to the several Underwriters, $250,000,000 principal amount of the Money Market PURS. The Underwriters’ obligations to purchase the Money Market PURS shall be in proportion to their respective commitments to purchase the 2008 Notes from the Company. The purchase price payable by the Underwriters shall be the entire amount of the Escrow Property, to be paid in cash in immediately available funds out of the funds held by the Escrow Agent pursuant to the Escrow Agreement upon satisfaction of the conditions to payment specified therein, all as provided in the Escrow Agreement on the Second Closing Date. The Money Market PURS shall be delivered by Goldman, Sachs & Co. to or upon the order of the Underwriters upon payment therefor as provided above. The obligation of Goldman, Sachs & Co. to sell and deliver the Money Market PURS and of the Underwriters to purchase and deliver the Money Market PURS shall be subject to the condition that $250,000,000 principal amount of the Money Market PURS shall be delivered by the Holders thereof to or upon the order of Goldman, Sachs & Co. pursuant to the terms of the Money Market PURS on the Second Closing Date. The obligations of both the Underwriters and Goldman, Sachs & Co. pursuant to this paragraph and the first preceding paragraph shall be further subject to the condition precedent that each of the conditions to the obligations of the Underwriters to purchase the Notes hereunder shall have been satisfied or waived by the Underwriters and that the Company shall have delivered the entire $500,000,000 principal amount of the Notes to the Underwriters, all on the First Closing Date as provided herein.

     References herein to the “Underwriters” shall include Goldman, Sachs & Co., in its capacity as an Underwriter. References in the prior three paragraphs to “Goldman, Sachs &Co.” shall mean Goldman, Sachs & Co. in its individual capacity and not as an Underwriter.

     Notwithstanding the foregoing, if the Company delivers the entire $500,000,000 principal amount of the Notes and the Underwriters make the First Payment to the Company and deliver $281,151,499 in cash to the Escrow Agent, all on the First Closing Date as provided herein, the Notes shall have been sold by the Company to the Underwriters and been paid for in full by the Underwriters. Nothing herein, however, shall limit the rights of the Company to receive the Second Payment pursuant to the Escrow Agreement.

     The Notes shall have the respective terms set forth in the Prospectus dated April 20, 2000 and the Prospectus Supplement dated March 12, 2003, including the following:

Maturity Dates:	2008 Notes — March, 15 2008 2018 Notes — March 15, 2018

Interest Rates:	2008 Notes — 2.900%

2018 Notes — 4.500% (interest on all Notes accrues from March 17, 2003)

Redemption Provisions:	The Notes will be redeemable in whole or in part at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus Supplement), plus (i) 10 basis points in the case of the 2008 Notes, or (ii) 15 basis points in the case of the 2018 Notes, plus in each case accrued and unpaid interest to the date of redemption

Interest Payment Dates:	All Notes —March 15 and September 15, beginning on September 15, 2003)

Form and Denomination:	2008 Notes and 2018 Notes will be issued in the form of global securities in the aggregate principal amount of $300,000,000 and $200,000,000, respectively.

Specified Funds for and Manner of Payment of Purchase Price:	First Payment — Federal (same day) funds Second Payment — $250,000,000 principal amount of outstanding Money Market PURS

Price to Public:	2008 Notes — 99.922% 2018 Notes — 99.730%

     All provisions contained in the document entitled Eli Lilly and Company Underwriting Agreement Standard Provisions (Debt Securities) dated March 18, 1993, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not a Note shall not be deemed to be a part of this Agreement, (iii) all references in such document to the “Manager” shall be deemed to refer to the Underwriters, (iv) the opinion referred to in Section 4(c) shall be delivered by James B. Lootens, Esq., Assistant General Counsel of the Company, (v) as previously discussed by counsel to the parties hereto, the opinions referred to in Sections 4(b), (c) and (d) shall be modified as appropriate to reflect the letter agreement dated the date hereof between the Company and Goldman, Sachs & Co., the Escrow Agreement and the transactions contemplated thereby, and (vi) the provisions of Section 7 shall be deemed to have been amended as follows:

7. Termination. This Agreement shall be subject to termination in the Manager’s absolute discretion, by notice given to the Company, if, after the execution and delivery of the Underwriting Agreement and prior to the First Closing Date, any of the following shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the American Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Manager makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Offered Securities on the terms and in the manner contemplated in the Prospectus.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

Very truly yours,

GOLDMAN, SACHS & CO. CREDIT SUISSE FIRST BOSTON LLC UBS WARBURG LLC MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

GOLDMAN, SACHS & CO.

By: (Goldman, Sachs & Co.)

CREDIT SUISSE FIRST BOSTON LLC

By: Name: Tim Osler Title: Director

UBS WARBURG LLC

By:
Name: Michael Hynes Michael Ravanesi Title: Managing Director Associate Director

As Representatives of the Several Underwriters

Accepted:

ELI LILLY AND COMPANY

By: Name: Thomas W. Grein Title: Vice President & Treasurer

GOLDMAN, SACHS & CO.

By: (Goldman, Sachs & Co.)
In its individual capacity